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                                                                      EXHIBIT II

                     Form of Amended and Restated Debenture

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES ACTS OR LAWS, AND HAVE BEEN ISSUED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH ACTS AND LAWS, INCLUDING BUT NOT LIMITED TO THE EXEMPTION CONTAINED IN SECTION 4(2) OF THE SECURITIES ACT OF 1933. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS A REGISTRATION STATEMENT HAS BECOME AND IS THEN EFFECTIVE WITH RESPECT TO SUCH SECURITIES OR BUCKHEAD HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT, TO THE EFFECT THAT THE PROPOSED SALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ALL APPLICABLE STATE SECURITIES ACTS AND LAWS.

                              AMENDED AND RESTATED
                         FIVE YEAR CONVERTIBLE DEBENTURE
                                       OF
                          BUCKHEAD AMERICA CORPORATION

$________________                                              December 22, 1997

               BUCKHEAD AMERICA CORPORATION, a Delaware corporation ("Buckhead"), for value received, hereby promises to pay to the order of ____________________ (the "Investor") or its permitted assigns (the "Holder") at 4243 Dunwoody Club Drive, Suite 200, Dunwoody, Georgia 30305, the sum of $____________, plus interest on the unpaid principal balance at the rate specified below, in accordance with the provisions set forth herein. During the term of this Debenture, interest shall accrue at the rate of 8% per annum (calculated on the basis of a year of 360 days comprised of 12 30-day months). Accrued interest shall be payable quarterly in arrears on each March 31, June 30, September 30, and December 31 of each year in which any principal payable hereunder is outstanding, commencing December 31, 1997. Buckhead shall also pay interest (to the extent permitted by law) on any overdue principal of this Note at the rate of 10% per annum (calculated as set forth above), from the due date of such principal or interest until payment in full thereof. The full principal amount of this Debenture, including any accrued interest thereon, shall be due and payable on December 22, 2002 (the "Maturity Date"). This Debenture is originally being issued pursuant to a Debentures Purchase Agreement, dated December 22, 1997 (the "Original Issue Date"), between Buckhead and Bay Harbour Management, L.C., for its managed accounts (the "Purchase Agreement"). All Debentures issued under the Purchase Agreement or upon transfer or exchange of other Debentures are referred to herein as the "Debentures."

               The following is a statement of the rights of the Holder and the conditions to which this Debenture is subject, and to which the Holder hereof, by the acceptance of this Debenture, agrees:






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        1.     Optional Prepayment

               1.1 Right to Prepay. At, or at any time after, the third anniversary of the Original Issue Date, Buckhead may at any time and from time to time prepay in whole or in part (but only in increments of $100,000 of principal balance) the Debentures on a pro rata basis (the amount of any principal prepayment being hereinafter referred to as the "Prepayment Amount"). Buckhead shall pay to the Holder, in addition to the Prepayment Amount, a prepayment premium in an amount which, together with the interest payments theretofore made with respect to the Prepayment Amount and the allocable portion of the origination fee paid by Buckhead to the Investor on the Original Issue Date pursuant to Section 5(b) of the Purchase Agreement, results in the Investor earning an Internal Rate of Return of 25% per annum on the Prepayment Amount from the Original Issue Date to and including the date of prepayment. "Internal Rate of Return" means the rate calculated on an annual compounded basis, which when used to calculate the net present value as of the Original Issue Date of all payments of principal, premium, interest and origination fee received with respect to the Prepayment Amount causes such net present value to equal the Prepayment Amount; provided that such rate shall be calculated using Microsoft Excel 5.0 spreadsheet software, or any updated version thereof or other comparable software reasonably selected by Buckhead. Notwithstanding anything herein contained, the prepayment premium provided for in this Section 1.1, and any prepayment premium payable under Section 7(b), shall not exceed the maximum amount, if any, permitted by applicable law.

               1.2 Notice. At least 45 days prior to the date fixed for any prepayment of the Debenture (the "Prepayment Date"), written notice shall be delivered to the Holder at its address last shown on the records of Buckhead, notifying the Holder of the election of Buckhead to prepay the Debentures, in whole or in part, and specifying the Prepayment Date, the Prepayment Amount and the prepayment premium, and calling upon the Holder to surrender to Buckhead, in the manner and at the place designated, its Debenture certificate (such notice is hereinafter referred to as the "Prepayment Notice") unless the Holder shall convert this Debenture in accordance with Section 8 hereof by providing the required notice on or prior to the Prepayment Date. Upon delivery of the Prepayment Notice, the Prepayment Amount and the prepayment premium shall become due and payable at the Prepayment Date.

               1.3 Surrender of Debenture. On or prior to the Prepayment Date, unless the Holder shall have converted the Debenture by providing notice of conversion on or before the Prepayment Date pursuant to the provisions of
Section 8 hereof, the Holder shall surrender its Debenture certificate, in the manner and at the place designated in the Prepayment Notice, and thereupon the Prepayment Amount and the prepayment premium shall be paid to the order of the Holder, and the Debenture, if prepaid in full, shall be canceled. In the event the Debenture is prepaid in part, the Debenture shall be returned to the Holder appropriately marked to show partial prepayment and reduction of principal.

               2. Mandatory Prepayment. (a) In the event of the consummation of a Control Transaction, Buckhead shall, upon at least 10 days' prior written request of the Holder, prepay the principal amount of this Debenture in whole, together with all interest accrued thereon to the prepayment date plus a prepayment premium equal to 1% of such principal amount. "Control Transaction" means:

                      (i) The merger or consolidation of Buckhead under
               circumstances in which the common stockholders of Buckhead receive as a result of such merger or consolidation, distributions of cash, securities, or other property with an aggregate fair value exceeding 50% of the aggregate fair value of the common stockholders' equity of Buckhead immediately prior to such merger or consolidation;




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                      (ii) the sale, transfer or other disposition of assets
               (including, without limitation, the merger, sale of capital stock, or sale of assets of any subsidiary of Buckhead) accounting for more than 50% of the consolidated revenues or net income of Buckhead and its subsidiaries for their most recently ended fiscal year; or

                      (iii) the sale or transfer in a single transaction or
               series of transactions of a majority of the then outstanding capital stock of Buckhead (other than in an underwritten public offering).

               (b) Buckhead shall give written notice of any proposed or anticipated Control Transaction or underwritten public offering to the Holder not less than 30 days prior to the proposed or anticipated date of consummation of such Control Transaction or underwritten public offering; provided, however, that failure by Buckhead to give such prior written notice shall not affect or impair the obligation of Buckhead to make the prepayment at the request of the Holder required by paragraph (a) above.

        3.     Covenants.

               3.1 Payment of Obligations. Buckhead will pay and discharge, and will cause each subsidiary to pay and discharge, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings.

               3.2 Maintenance of Property; Insurance. (a) Buckhead will keep, and will cause each subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

                      (b) Buckhead and its subsidiaries will maintain, with financially sound and responsible insurance companies, insurance in at least such amounts and against such risks as are usually insured against in the same geographic region by companies of comparable size that are engaged in the same or a similar business.

               3.3 Conduct of Business and Maintenance of Existence. Buckhead and its subsidiaries will continue to engage in business of the same general type as now conducted by Buckhead and its subsidiaries, and will preserve, renew and keep in full force and effect, their respective corporate existence and their respective rights, privileges and franchises to the extent necessary or desirable in the normal conduct of business.

               3.4 Compliance with Laws. Buckhead will comply, and will cause each subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, decisions, orders and requirements of governmental authorities and courts (including, without limitation, environmental laws) except (i) where compliance therewith is contested in good faith by appropriate proceedings or (ii) where non-compliance therewith could not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of Buckhead and its subsidiaries in the aggregate.

        4. Exchange or Replacement of Debenture. (a) The Holder, at its option, may in person or by duly authorized attorney surrender this Debenture for exchange, at the office or agency of Buckhead maintained pursuant to Section 6(a) and receive in exchange therefor a new Debenture in the same aggregate principal amount as the unpaid principal amount of the Debenture so surrendered, each such new Debenture to be dated as of the date to which interest has been paid on the Debenture so surrendered and





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payable to the Holder or its assignee, as the Holder may designate in writing
(subject to the restrictions on transfer set forth in this Debenture and in the Purchase Agreement).

               (b) Upon receipt by Buckhead of evidence satisfactory to it of the loss, theft, destruction, or mutilation of this Debenture, and (in case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and upon reimbursement to Buckhead of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Debenture, if mutilated, Buckhead shall make and deliver a new Debenture of like tenor in lieu of this Debenture. Any Debenture made and delivered in accordance with this paragraph shall be dated the date hereof.

        5. Amendments. This Debenture may not be amended, modified or waived in any respect unless set forth in writing and signed by (A) Buckhead and (B) either (i) in the case of any change in the amount or timing of any payment to be made hereunder, any adverse change in conversion rights hereunder, or any change in the percentage of outstanding Debentures required to take any action hereunder, the Holder or (ii) in the case of any other amendment, modification or waiver, the holders of a majority in principal amount of the Debentures then outstanding. Any such amendment, modification or waiver shall be binding upon each future holder of this Debenture.

        6. Office or Agency. (a) So long as this Debenture remains outstanding, Buckhead shall maintain an office or agency (which shall initially be the principal place of business of Buckhead located at 4243 Dunwoody Club Drive, Suite 200, Dunwoody, Georgia 30305) where notices, presentations and demands to or upon Buckhead in respect of this Debenture may be given.

               (b) All notices to be given by Buckhead to the Holder in respect of this Debenture shall be delivered or mailed to the address of the Holder set forth on the records of Buckhead or such other address as shall be designated in writing by the Holder to Buckhead.

        7. Events of Default. (a) The following shall constitute an "Event of Default" under this Debenture:

                      (i) Default shall be made in any payment of principal of
               or premium or interest on this Debenture when the same shall become due and payable, and such principal, interest or premium shall remain unpaid for 15 days after written notice thereof is given to Buckhead by the Holder;

                      (ii) any representation or warranty made by Buckhead under or in connection with the Purchase Agreement, or any certification or other instrument furnished in connection with the Purchase Agreement or the transactions contemplated thereby, shall prove to have been false or misleading in any material respect;

                      (iii) any indebtedness of Buckhead or any subsidiary
               exceeding $500,000 in principal amount shall be declared to become due and payable prior to its stated maturity as a result of an event of default with respect thereto;

                      (iv) default shall be made in the due observance or
               performance of any covenant or agreement (other than as contemplated by clause (i) above) to be observed or performed by Buckhead or any of its subsidiaries for the benefit of the Holder under this Debenture or the Purchase Agreement and such default shall remain uncured and unwaived for a period of 30 days after written notice thereof is given to Buckhead by the Holder, unless the






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               Holder determines that Buckhead has diligently instituted and is continuing diligently to pursue corrective action sufficient to cure such default;

                      (v) Buckhead or any Included Subsidiary (as defined below)
               shall (A) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal or state bankruptcy, insolvency or similar law, (B) consent to the institution of any such proceeding or the filing of any such petition, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for Buckhead or such Included Subsidiary or for all or a substantial part of its properties, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors, or (F) admit in writing its inability to pay its debts as they become due;

                      (vi) an involuntary proceeding shall be commenced or an
               involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of Buckhead or any Included Subsidiary, or of all or a substantial part of the properties thereof, under Title 11 of the United States Code or any other Federal or state bankruptcy, insolvency or similar law,
               (B) the appointment of a receiver, trustee, custodian, sequestrator or similar official for Buckhead or any Included Subsidiary or for a substantial part of the properties thereof, or (C) the winding up or liquidation of Buckhead or any Included Subsidiary; and an order or decree approving or ordering any of the foregoing shall be issued by a court having jurisdiction and continue unstayed and in effect for 60 days; or

                      (vii) an unappealed final judgment for the payment of
               money in excess of $500,000 shall be rendered against Buckhead or any Included Subsidiary and the same shall remain undischarged or unbonded for a period of 60 consecutive days during which execution shall be effectively stayed.

                      "Included Subsidiary" means, at any time, each subsidiary
               of Buckhead listed on the attached Schedule I.

               (b) In case of any Event of Default and at any time thereafter during the continuance of such Event of Default, the holders of a majority in principal amount of the Debentures then outstanding may, by written notice to Buckhead, declare the Debentures to be due and payable in full both as to principal and interest, together with a prepayment premium calculated in the same manner as the premium provided for in Section 1.1 (whether or not such acceleration occurs prior to the third anniversary of the Original Issue Date); provided, however, that no notice need be given to Buckhead if acceleration is based upon the Events of Default described in clauses (v) or (vi) of paragraph
(a) above, in either of which cases this Debenture shall automatically become due and payable without any action on the part of the holders.

               (c) In case an Event of Default shall have occurred and be continuing, the Holder may proceed to protect and enforce its rights either by suit in equity or by action at law, whether for the specific performance of any covenant or agreement contained in the Purchase Agreement or this Debenture or in aid of the exercise of any power granted in the Purchase Agreement or in this Debenture, or proceed to enforce the payment of this Debenture or to enforce any other legal or equitable right of the Holder. No remedy conferred hereunder is intended to be exclusive of any other remedy and each such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or currently or hereafter existing at law or in equity or by statute or otherwise.



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        8.     Conversion.

               8.1 Election by Holder. The Holder has the right, at any time until the Maturity Date, to convert this Debenture in accordance with the provisions of Subsection 8.2 hereof, in whole or in part, into fully paid and nonassessable shares of the Common Stock of Buckhead (the "Common Stock"). In the event that Buckhead gives a Prepayment Notice pursuant to Section 1, such conversion right in respect of the portion of the Debenture being prepaid shall expire at the close of business on the Prepayment Date, unless Buckhead fails to make the payment due upon prepayment. The number of shares of Common Stock into which this Debenture may be converted at any given time shall be determined by dividing the unpaid principal amount by the Conversion Price. As used herein, the term "Conversion Price" shall mean a price of $9.00 per share, subject to adjustment as set forth in Section 10. Accrued but unpaid interest on the converted principal shall become due and payable upon such conversion.

               8.2 Conversion Procedure. Before the Holder shall be entitled to convert this Debenture into shares of Common Stock, it shall surrender this Debenture at the office of Buckhead and shall give written notice, to Buckhead at its principal corporate office, of the election to convert the same, or a portion thereof (but only in increments of $100,000 of principal balance) pursuant to this Subsection 8.2, and shall state therein the name or names in which the certificate or certificates for the shares issuable upon such conversion (the "Conversion Shares") are to be issued. Buckhead shall, as soon as practicable thereafter, issue and deliver to the Holder a certificate or certificates for the number of Conversion Shares to which the Holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Debenture and the receipt of the notice required herein, and the person or persons entitled to receive the Conversion Shares shall be treated for all purposes as the record holder or holders of such Conversion Shares as of such date.

               8.3 No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Debenture. In lieu of Buckhead issuing any fractional shares to the Holder upon the conversion of this Debenture, Buckhead shall pay to the Holder in immediately available funds the amount of outstanding principal that is not so converted. Upon conversion in whole of this Debenture and the proper issuance of the Conversion Shares and payment in lieu of fractional shares, Buckhead shall be forever released from all its obligations and liabilities under this Debenture.

        9. Reservation of Common Stock. Buckhead has duly reserved, and shall at all times duly reserve, a sufficient number of shares of authorized Common Stock for issuance upon conversion of this Debenture. Upon issuance, sale and delivery of any Conversion Shares, such Conversion Shares shall be validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and shall not be subject to preemptive or any similar rights of any person or entity. Without limiting the generality of the foregoing, Buckhead shall take all such action as may be requisite to assure that the stated or par value per share of Common Stock is at all times equal to or less than the Conversion Price then in effect.

        10. Adjustment of Conversion Price. (a) If, at any time after the Original Issue Date, the number of outstanding shares of Common Stock is (i) increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, or (ii) decreased by a combination or reverse split of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive the benefits of such stock dividend, subdivision, split-up, combination or reverse split, the Conversion Price shall be adjusted to a new amount equal to the product of (A) the Conversion Price in effect on such record date and (B) the quotient obtained by dividing (x) the number of shares of Common Stock outstanding on such record date (without giving





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effect to the event referred to in the foregoing clause (i) or (ii)) by (y) the number of shares of Common Stock which would be outstanding immediately after the event referred to in the foregoing clause (i) or (ii), if such event had occurred immediately following such record date.

               (b) If, after the Original Issue Date, Buckhead shall issue or be deemed to have issued (as provided below) an aggregate of 650,000 or more shares of Common Stock, other than Excluded Stock (as defined below), for an average consideration per share (the "Average Price") less than the last trading price of the Common Stock on the Nasdaq Stock Market on the Original Issue Date (as such amount may be adjusted as described in Section 10(a)) (the "Original Market Price"), then the Conversion Price shall be lowered to a price equal to the greater of (x) the Original Market Price and (y) 120% of the Average Price. For the purposes of any adjustment of the Conversion Price pursuant to this paragraph, the following provisions shall be applicable:

                      (i) In the case of the issuance of Common Stock for cash,
               the consideration shall be deemed to be the amount of cash paid therefor without deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by Buckhead for any underwriting or otherwise in connection with such issuance.

                      (ii) In the case of the issuance of Common Stock for no
               consideration, the consideration shall be deemed to be $.01 per share.

                      (iii) In the case of the issuance of Common Stock for a
               consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors, irrespective of any accounting treatment.

                      (iv) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities:

                             (A) The shares of Common Stock deliverable upon
                      exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in clauses (i) through (iii) above), if any, received by Buckhead upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.

                             (B) The shares of Common Stock deliverable upon
                      conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversions or exchanges thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by Buckhead for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by Buckhead upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration






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                      in each case to be determined in the manner provided in
                      the clauses (i) through (iii) above).

                             (C) Upon any change in the exercise price of shares
                      of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, other than a change resulting from the antidilution provisions thereof, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change been made upon the basis of such change.

                             (D) Upon expiration of any such options or rights,
                      the termination of any such rights to convert or exchange, or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such options, rights, securities or options or rights related to such securities not been issued.

                             (E) No further adjustments of the Conversion Price
                      shall be made upon the actual issuance of such Common Stock or of such convertible or exchangeable securities upon exercise of such options or rights, or upon the actual issuance of such Common Stock upon conversion or exchange of such convertible or exchangeable securities.

                      (v) "Excluded Stock" means shares of Common Stock issued
               by Buckhead upon the exercise of the options described in
               Schedule 1(b)(ii) of the Purchase Agreement; provided, however, that the aggregate number of shares of Common Stock issuable upon exercise of such options shall not exceed 206,000 shares (as the same may be adjusted for stock dividends, stock splits, combinations of shares, or similar events).

                (c) All calculations under this Section shall be made to the nearest cent ($.01).

               (d) Whenever the Conversion Price shall be adjusted as provided above, Buckhead shall deliver to the Holder a statement, signed by its President or Chief Financial Officer, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after the adjustment.

        11. Adjustment of Conversion Shares. Following any Corporate Reorganization (as defined below) after the Original Issue Date, this Debenture shall be convertible into the kind and number of shares of capital stock or other securities or property which the Holder would have owned or have been entitled to receive with respect to the Conversion Shares had this Debenture been converted immediately prior to such Corporate Reorganization. The foregoing provision shall similarly apply to successive Corporate Reorganizations. "Corporate Reorganization" means (i) any capital reorganization or reclassification of the capital stock of Buckhead, other than (A) a change in par value or from par value to no par value, or (B) as a result of a stock dividend or subdivision, split-up, or combination of shares, and (ii) any merger or consolidation of Buckhead pursuant to which the stockholders of Buckhead are to receive cash, securities, or other properties in exchange for the shares of capital stock of Buckhead then held by them.

        12. Extension of Maturity. Should the principal of or premium or interest on this Debenture become due and payable on other than a business day, the maturity thereof shall be extended to the next succeeding business day, and, with respect to the interest on the principal, interest shall be payable thereon





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at the rate per annum herein specified during such extension. The term "business day" shall mean any day that is not a Saturday, Sunday or legal holiday in the State of New York.

        13. Costs and Expenses. Buckhead agrees to pay all reasonable costs and expenses, including reasonable attorneys' fees, incurred by the Holder in collecting or enforcing this Debenture.

        14. No Waivers. No delay by the Holder in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right hereunder or otherwise.

        15. Transfer of Debenture. Subject to the restrictions on transfer set forth herein and in the Purchase Agreement, this Debenture and all rights hereunder are transferable in whole or in part. Any transfer shall be effected by the Holder in person or by duly authorized attorney by surrendering this Debenture, properly endorsed, at the agency or office of Buckhead referred to in
Section 6(a). Each taker and holder of this Debenture, by taking or holding the same, consents and agrees that this Debenture shall be deemed negotiable, and, when appropriately endorsed the holder hereof may be treated by Buckhead and all other persons dealing with this Debenture as the absolute owner hereof for any purposes and as the person entitled to exercise the rights represented by this Debenture, or to the transfer hereof on the books of Buckhead, any notice to the contrary notwithstanding; but until such transfer on such books, Buckhead may treat the registered holder hereof as the owner hereof for all purposes, any notice to the contrary notwithstanding.

        16. Governing Law. This Debenture shall be governed by and construed and enforced in accordance with the laws of the State of New York. Whenever possible, each provision of this Debenture shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Debenture shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Debenture.

        17. Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, mailed by certified mail, return receipt requested, sent by overnight courier service, or telecopied (transmission confirmed and a copy sent by personal delivery, certified mail or overnight courier service) to the following addresses or such other address as may be designated in writing by either party in accordance with the terms of this provision:

               Holder:       Bay Harbour Management, L.C.
                             885 Third Avenue, 38th Floor
                             New York, NY  10022
                             Attn:  Mr. Douglas Teitelbaum
                             Telefax:  (212) 371-7497

               Buckhead:     Buckhead America Corporation
                             4243 Dunwoody Club Drive, Suite 200
                             Dunwoody, Georgia 30305
                             Attention: President and Chief Executive Officer
                             Telefax: (770) 393-2480




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               IN WITNESS WHEREOF, Buckhead has caused this Convertible
Debenture to be issued as of the date first set forth hereinabove.

                                             BUCKHEAD AMERICA CORPORATION




                                             By:________________________________
                                                Robert Lee
                                                Vice President of Finance and
                                                Chief Financial Officer






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                                   SCHEDULE I
                                       TO
                         FIVE YEAR CONVERTIBLE DEBENTURE

                                                             State of
                            Included Subsidiary            Incorporation
                            -------------------            -------------

                    BLM Virginia, Inc.                       Delaware
                    BLM Prime, Inc.                          Delaware
                    CHI - Sandy Springs, Inc.                Delaware
                    BLM-I, Inc.                              Delaware
                    BAC Hotel Management, Inc.               Delaware
                    BLM EB Orlando, Inc.                     Delaware
                    BLM EB, Inc.                             Delaware
                    BLM EB Miami, Inc.                       Delaware
                    BLM EB Daytona, Inc.                     Delaware
                    BLM-F, Inc.                              Delaware
                    BLM-RH, Inc.                             Delaware
                    BLM-RF, Inc.                             Delaware
                    BAC Franchising, Inc.                    Delaware
                    Country Hearth Inns/Texas, Inc.            Texas
                    Country Hearth Inns - Dalton, Inc.        Georgia
                    The Lodgekeeper Group, Inc.                Ohio